Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of June 3, 2009, by and between ManTech International Corporation, a Delaware corporation (“ManTech”) having an office and place of business at 12015 Lee Jackson Highway, Fairfax, Virginia 22033 and Lawrence B. Prior, III (“Executive”). ManTech and Executive are sometimes also referred to herein individually as “Party” and collectively as “Parties.”

In consideration of the mutual promises and covenants set forth herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Position of Employment. ManTech will employ Executive in the position of President and Chief Operating Officer for ManTech and, in that position, Executive will report to the Chairman of the Board and Chief Executive Officer of ManTech and have the duties, responsibilities and authority commensurate with the position. On or about the Start Date, Executive shall be appointed to ManTech’s Board of Directors, and thereafter, upon expiration of such Board term or any future Board term during the Term of this Agreement, the Company’s senior management shall support Executive’s re-election to the Board. The terms and conditions of Executive’s employment shall, to the extent not addressed or described in this Agreement, be governed by ManTech’s Policies and Procedures, ManTech’s Standards of Ethics and Business Conduct Booklet and existing practices. In the event of a conflict between this Agreement and ManTech’s Policies and Procedures Manual, ManTech’s Standards of Ethics and Business Conduct Booklet or existing practices, the terms of this Agreement shall govern and no cause termination event shall result from the foregoing policies, procedures and practices except as specifically provided herein.

2. Start Date, Termination Date and Expiration Date.

2.1 Employment Start Date. Subject to the terms and conditions of this Agreement, employment with ManTech is at-will. The employment period shall commence on 3 July 2009 (the “Start Date”) and shall terminate on the earliest of the following events: (i) the day set forth in a writing delivered by Executive in accordance with Section 5.1 herein; (ii) the day set forth in a writing by ManTech in accordance with Section 5.2 herein; (iii) Executive’s Termination for Cause in accordance with Section 5.3 herein; or (iv) Executive’s death or Disability termination in accordance with Section 5.4 herein (“Termination Date”).

2.2 Expiration of Agreement. This Agreement shall expire without further action on August 4, 2011 (the “Expiration Date”).

EMPLOYMENT AGREEMENT

Lawrence B. Prior, III

3. Compensation and Benefits.

3.1 Base Salary. Subject to the terms and conditions of this Agreement, as compensation for Executive’s services hereunder, Executive shall be paid a base salary of approximately $38,462 bi-weekly, which is the equivalent of $1,000,000 annually (“Base Salary”), less applicable federal, state and local withholding, such Base Salary to be paid to Executive in the same manner and on the same payroll schedule in which all ManTech employees receive payment. Any increases in Executive’s Base Salary for years beyond the first year of Executive’s employment shall be in the sole discretion of the Compensation Committee of ManTech’s Board of Directors, and nothing herein shall be deemed to require any such increase.

3.2 Annual Cash Bonus. Subject to the terms and conditions of this Agreement, Executive shall be eligible to earn an Annual Cash Bonus. Executive’s entitlement to this form of incentive compensation is dependent upon Executive’s achievement of management goals and objectives as well as ManTech’s overall performance during the annual period. For the fiscal year ending December 31, 2009, the Annual Cash Bonus will be guaranteed to be at least $600,000. The Annual Cash Bonus that may be earned upon the achievement of Target Performance for FY 2010 will be at least 120% of Annual Base Salary.

3.3 Options. Subject to the terms and conditions of this Agreement, Executive will receive a grant of Two Hundred Thousand (200,000) stock options on the date of ManTech’s next Quarterly Grant Date (to occur on August 3, 2009) pursuant to ManTech’s Stock Option Grant Policy. The stock options will be subject to the terms and conditions of the grant and ManTech’s Management Incentive Plan. The exercise price of the stock options will be the closing price of ManTech’s stock on NASDAQ on the date of grant.

3.4 Benefits. Executive shall be eligible to participate in employee benefit plans, policies, or programs, or prerequisites that other ManTech senior executives or officers participate. The terms and conditions of Executive’s participation in ManTech’s employee benefit plans, policies, programs, or perquisites shall be governed by the terms of each such plan, policy, or program. Additionally, Executive shall be eligible to receive certain non-cash compensation consistent with his position as President and Chief Operating Officer that are detailed on Schedule 1, attached hereto.

3.5 Signing Bonus. Upon employment, within thirty (30) days after the Start Date, the Executive will receive a one time, Signing Bonus in the amount of Five Hundred Thousand Dollars ($500,000).

3.6 Vacation. Executive will be provided with 160 hours (20 business days) of vacation per year in accordance with ManTech’s current Policies and Procedures.

EMPLOYMENT AGREEMENT

Lawrence B. Prior, III

3.7 Relocation Allowance. Executive will be provided, within thirty (30) days after the Start Date, with a one-time payment of One Hundred Seventy Five Thousand Dollars ($175,000) for use at his own discretion to cover the expenses associated with the relocation of himself and his family to the DC Metropolitan Area.

4. Duties and Performance.

4.1 General Commitments, Etc. (a) Executive shall devote Executive’s full time, energy and skill to the performance of the services provided hereunder. Executive shall be based at ManTech’s corporate offices, but shall travel as reasonably necessary to perform his duties. Executive shall not undertake, either as an owner, director, shareholder, employee or otherwise, the performance of services for compensation (actual or expected) for any other entity without the express written consent of the Chairman of the Board, the Chief Executive Officer or the Board of Directors.

(b) ManTech agrees to indemnification of Executive to the maximum extent permitted by ManTech’s charter documents (in effect on the date hereof) and applicable law and agrees to cover Executive under directors and officers liability insurance to the maximum extent it covers any other officer or director. This obligation shall survive any termination of this Agreement or of Executive’s employment.

(c) Notwithstanding (a) above, Executive may be involved in charitable activities and manage his personal investments, provided that they do not in the aggregate materially interfere with the performance of his duties hereunder.

4.2 Residence Requirement. Executive will relocate himself and his family to the DC Metropolitan Area as a condition of his employment with ManTech.

5. Termination of Employment.

5.1 Termination of Employment by Executive. (a) The Executive may terminate employment with ManTech at any time during the course of this Agreement by giving not less than thirty (30) days advance written notice to ManTech prior to the Termination Date (a “Voluntary Termination”) and may terminate employment for Good Reasons as provided in (b) below. In the event of a Voluntary Termination, ManTech will: (i) pay to Executive earned but unpaid Base Salary through the Termination Date, less all deductions or offsets for agreed upon amounts owed to ManTech; (ii) reimburse Executive for any business expenses incurred but not reimbursed by ManTech through the Termination Date (see Section 8 hereof); and (iii) provide Executive with the Annual Cash Bonus and benefits that Executive is entitled to receive as of the Termination Date, subject to, and in accordance with, the terms of any applicable benefit or incentive compensation plan, policies or programs.

EMPLOYMENT AGREEMENT

Lawrence B. Prior, III

(b) The Executive may terminate employment with ManTech for Good Reason at any time in the event a Good Reason Event occurs, provided that Executive gives written notice to ManTech specifying such Good Reason Event within sixty (60) days of its occurrence, ManTech does not cure it within thirty (30) days of the giving of such notice and Executive terminates his employment as a result thereof within thirty (30) days of such failure to timely cure the Good Reason Event. Good Reason Event shall mean the occurrence of any of the following without the Executive’s prior written consent: (a) a material adverse change in Executive’s authority, duties or responsibilities, (b) a material reduction in Executive’s base salary (provided that reductions that are applicable to all the Company’s executive officers, are less than 10% in amount, and that are proportionately applied among such person, shall not constitute a Good Reason); (c) the imposition of a requirement that the Executive be based at a location outside of a 50-mile radius from the current corporate headquarters and which is not closer to Executive’s then residence than the current corporate headquarters or (d) a material breach of the Agreement by ManTech.

In the event of a termination for Good Reason prior to the Expiration Date, Executive shall be treated as if he was terminated without Cause and receive the amounts due under Section 5.2 hereof, after due execution of the Release and other satisfaction of other conditions referenced in Section 5.2.

5.2 Termination of Employment by ManTech without Cause. ManTech may terminate this Agreement and Executive’s employment at any time by giving ten (10) days advance notice in writing to the Executive prior to the Termination Date. In the event Executive’s employment is terminated by ManTech without “Cause” (as that term is defined herein in Section 5.3) before the Expiration Date, ManTech shall, after Executive executes a waiver and release (the “Release”) of claims against ManTech (which shall have no post-employment obligation or limitation in it beyond those set forth herein and shall except out rights of indemnification, rights to directors and officers liability insurance coverage, amounts due under this Section 5.2 and under equity plans and amounts that may be due under the change in control agreement executed simultaneously herewith), which is not revoked by the Executive, within sixty (60) days after such termination make a lump sum payment equal to Executive’s Annual Base Salary (without regard to any reductions made to such amount that may be permitted by Section 5.1(b)) and Target Annual bonus (which shall be deemed to be 120 percent of Annual Base Salary). In addition, Executive shall receive a pro rata Annual Cash Bonus which he would have received it if his service had continued in an amount based on actual results for the year of termination and his relative period of service for such year, payable at the same time annual bonuses are paid to other similarly situated active employees of ManTech (provided that, if said termination occurs during 2009, the pro rata Annual Cash Bonus shall not be less than $600,000). Furthermore, Executive shall immediately vest in the equity grant, made pursuant to Section 3.3 hereof as if he had worked through the second anniversary of the Grant Date of such options. Executive shall have no obligation to mitigate such amounts and such amounts should not be reduced by any amount earned by him after termination.

EMPLOYMENT AGREEMENT

Lawrence B. Prior, III

In the event Executive’s employment is terminated by ManTech without Cause before or after the Expiration Date, then ManTech shall: (i) pay to Executive all Base Salary earned but unpaid as of the Termination Date, less all deductions or offsets for amounts owed to ManTech; (ii) reimburse Executive for any business expenses (see Section 8) incurred through the Termination Date; and (iii) provide Executive with Annual Cash Bonus and benefits to which Executive may be eligible as of the Termination Date, subject to, and in accordance with, the terms of any applicable benefit or incentive compensation plan, policies or programs.

5.3 Termination of Employment by ManTech with Cause. ManTech may, at any time upon written notice, terminate the Executive for “Cause” (as defined herein). Upon termination for “Cause”, ManTech shall: (i) pay to Executive all Base Salary earned but unpaid as of the Termination Date, less all deductions or agreed upon offsets for amounts owed to ManTech; (ii) reimburse Executive for any expenses (as described herein in Section 8) incurred through the Termination Date; and (iii) provide Executive with Annual Cash Bonus and benefits to which Executive may be eligible as of the Termination Date, subject to, and in accordance with, the terms of any applicable benefit or incentive compensation plan, policies or programs. The term “Cause” shall be limited to the following actions and/or inactions: (a) willful failure to perform the material duties of the Executive’s position after written notice specifying the alleged willful failure has been provided to Executive and Executive has continued such willful failure; (b) fraud, misappropriation or comparable acts of dishonesty with regard to ManTech; (c) felony conviction; (d) illegal use of drugs; (e) intentional and willful misconduct that could subject ManTech to criminal or civil liability; (f) material breach of this Agreement which is not cured within fifteen (15) days of receipt of written notice specifying the material breach; or (g) inability to obtain and maintain any security clearance required for the performance of Executive’s duties other than that caused as a result of an action or inaction of ManTech.

5.4 Termination of Employment as a result of Executive’s Death or Disability. Executive’s employment and rights to compensation under this Agreement shall automatically terminate if and when the Executive is unable to perform the duties of Executive’s position due to (i) Disability (as defined herein), or (ii) death. Upon the termination of Executive’s employment due to Executive’s death or Disability, ManTech will: (i) pay to Executive or Executive’s estate, as applicable, all salary earned but unpaid as of the Termination Date, less all deductions or agreed upon offsets for amounts owed to ManTech (including without limitation any unearned salary advances or outstanding loans); (ii) reimburse Executive or Executive’s estate, as applicable for any expenses (as described herein in Section 8) incurred through the Termination Date; (iii) provide Executive or Executive’s estate, as applicable with benefits or incentive compensation that Executive or Executive’s estate, as applicable is eligible to receive as of the date of Disability or death, subject to, and in accordance with, the terms of any applicable benefit or incentive compensation plan, policies or programs; and (iv) cause any outstanding Option or other equity award to immediately vest and, if applicable, become fully exercisable. As used herein, the term “Disability” means any physical or mental illness, disability or incapacity, as determined by a medical doctor, that has prevented the

EMPLOYMENT AGREEMENT

Lawrence B. Prior, III

Executive from performing the essential functions of the position that Executive holds for a period of one hundred eighty (180) consecutive days or for an aggregate of one hundred eighty (180) days during any period of three hundred and sixty five (365) consecutive days.

6. Confidentiality. Executive agrees at all times during employment with ManTech and following the termination of this Agreement and the conclusion of employment with ManTech, whether voluntary or involuntary, to hold in strictest confidence, and to not use for the benefit of himself or another or otherwise disclose Company Confidential Information (as defined below) to any non-ManTech party, without express written authorization of the Chairman of the Board or the Chief Executive Officer of ManTech, other than in the good faith performance of his duties or in compliance with legal process. The term “Company Confidential Information” shall mean any trade secrets or ManTech proprietary information, including but not limited to manufacturing techniques, processes, formulas, customer lists, inventions, experimental developments, research projects, operating methods, cost, pricing, financial data, business plans and proposals, data and information ManTech receives in confidence from any other party, or any other secret or confidential matters of ManTech. Executive will not use any Company Confidential Information for Executive’s own benefit or to the detriment of ManTech during Executive’s employment with ManTech or for one year thereafter. Additionally, to the fullest extent permitted by applicable law, the terms of the Confidentiality, Inventions and Non-Solicitation Agreement made and entered into by the Parties are incorporated into this Agreement and are made a part of hereof as if they appeared in this Agreement. Further, Executive hereby agrees and acknowledges that Executive’s employment with ManTech does not and will not breach any agreement or duty that Executive to anyone else concerning confidential information belonging to others. ManTech recognizes that Executive has confidentiality obligations to his prior employer and will not require Executive to violate such obligations.

7. Restrictive Covenants.

7.1 Non-Competition. Executive specifically agrees that during Executive’s employment and for a period of twelve (12) months after the termination of Executive’s employment with ManTech for which he receives severance pursuant to Section 5.2 hereof, for whatever reason, Executive will not, directly or indirectly, whether as proprietor, stockholder, partner, officer, employee, consultant, director, or otherwise, solicit or provide any services, solutions or products to any Customer of ManTech where those services, solutions or products compete with the services, solutions or products conducted, offered or provided by ManTech at any time during the twelve (12) months prior to the termination of Executive’s employment. The term “Customer” as used in this Section 7.1 shall apply to any person or entity that purchased services, solutions or products from ManTech at any time during the twelve (12) months prior to the termination of Executive’s employment. This restriction is not intended to prohibit Executive from selling or offering similar services, solutions or products to persons or entities who are not Customers.

EMPLOYMENT AGREEMENT

Lawrence B. Prior, III

7.2 Non-Solicitation. Executive specifically agrees that during Executive’s employment and for a period of twelve (12) months after Executive’s employment with ManTech ceases, for whatever reason, Executive shall not, through aid, assistance or counsel, on Executive’s own behalf or on behalf of any other person or entity, solicit for employment, or assist in the solicitation or hiring, of any other employee who works for or ManTech. The foregoing shall not limit general solicitations not specifically targeted at ManTech employees or serving as a reference upon request with regard to an entity with which Executive is not affiliated.

7.3 Non-Disparagement. Executive specifically agrees that during Executive’s employment and for a period of twelve (12) months after Executive’s employment with ManTech ceases, for whatever reason, Executive shall not, through aid, assistance or counsel, on Executive’s own behalf or on behalf of any other person or entity, by any means issue or communicate any public statement that may be critical or disparaging of ManTech, its products, services, officers, directors or employees (other than in the good faith performance of his duties while employed by ManTech); provided the foregoing shall not apply to truthful statements made in compliance with legal process or government inquiry or normal competitive statement. ManTech specifically agrees that during Executive’s employment and for a period of twelve (12) months after Executive’s employment with ManTech ceases, for whatever reason, ManTech shall not, through aid, assistance or counsel, on ManTech’s own behalf or on behalf of any other person or entity, by any means issue or communicate any public statement that may be critical or disparaging of Executive; provided the foregoing shall not apply to truthful statements made in compliance with legal process or government inquiry.

7.4 Limitation. No other agreement, grant or plan shall require Executive to limit his post employment activities beyond that set forth herein or condition any payment or benefit on any greater limitation.

7.5 Severability. The covenants of this Agreement shall be severable, and if any of them is held invalid because of its duration, scope of area or activity, or any other reason, the Parties agree that such covenant shall be adjusted or modified by the court to the extent necessary to cure that invalidity, and the modified covenant shall thereafter be enforceable as if originally made in this Agreement. The Parties agree that the violation of any covenant contained in this Agreement may cause immediate and irreparable harm to ManTech or the Executive, as the case may be, the amount of which may be difficult or impossible to estimate or determine. If a Party violates any covenant contained in this Agreement, the other Party shall have the right to equitable relief by injunction or otherwise, in addition to all other rights and remedies afforded by law.

8. Business Expenses. (a) ManTech shall pay or reimburse Executive for any expenses reasonably incurred by Executive in furtherance of Executive’s duties hereunder, including expenses for entertainment, travel, meals and hotel

EMPLOYMENT AGREEMENT

Lawrence B. Prior, III

accommodations, upon submission by him of vouchers or receipts maintained and provided to ManTech in compliance with such rules and policies relating thereto as ManTech may from time to time adopt.

(b) ManTech shall reimburse Executive his reasonable legal and advisor fees incurred in connection with entering into this Agreement and, to the extent treated as taxable income to Executive, shall simultaneously fully gross him up so he has no after tax cost therefor.

9. General Provisions.

9.1 Notices. All notices and other communications required or permitted by this Agreement to be delivered by ManTech or Executive to the other Party shall be delivered in writing to the address shown below, either personally, by facsimile transmission or by registered, certified or express mail, return receipt requested, postage prepaid, to the address for such Party specified below or to such other address as the Party may from time to time advise the other Party, and shall be deemed given and received as of actual personal delivery, on the first business day after the date of delivery shown on any such facsimile transmission, or upon the date of actual receipt shown on any return receipt if registered, certified or express mail is used, as the case may be.

ManTech:	ManTech International Corporation 12015 Lee Jackson Highway Fairfax, Virginia 22033-3300 Attention: Chairman of the Board & Chief Executive Officer

Executive:	Lawrence B. Prior, III The last address shown in the records of ManTech

9.2 Amendments and Termination; Entire Agreement. This Agreement may not be amended, supplemented, modified or terminated except by a writing executed by all of the Parties hereto. This Agreement constitutes the entire agreement of the Parties relating to the subject matter hereof and supersedes all prior oral and written understandings and agreements relating to such subject matter.

9.3 Successors and Assigns. The rights and obligations of Executive hereunder are not assignable to another person without prior written consent of ManTech. This Agreement may be assigned by ManTech, without obtaining Executive’s consent, only to a party that acquires all or substantially all of ManTech’s business or assets and assumes such obligations in a writing delivered to Executive.

9.4 Severability; Provisions Subject to Applicable Law. All provisions of this Agreement shall be applicable only to the extent that they do not violate any applicable

EMPLOYMENT AGREEMENT

Lawrence B. Prior, III

law, and are intended to be limited to the extent necessary so that they will not render this Agreement invalid, illegal or unenforceable under any applicable law. If any provision of this Agreement or any application thereof shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of other provisions of this Agreement or of any other application of such provision shall in no way be affected thereby.

9.5 Waiver of Rights. No waiver by ManTech or Executive of a right or remedy hereunder shall be deemed to be a waiver of any other right or remedy or of any subsequent right or remedy of the same kind.

9.6 Definitions; Headings; and Numbers. A term defined in any part of this Agreement shall have the defined meaning wherever such term is used herein. The headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Agreement. Where appropriate to the context of this Agreement, use of the singular shall be deemed also to refer to the plural, and use of the plural to the singular.

9.7 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original but both of which taken together shall constitute but one and the same instrument.

9.8 Governing Laws and Forum. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the Commonwealth of Virginia. The Parties hereto further agree that any action brought to enforce any right or obligation under this Agreement shall be subject to the exclusive jurisdiction of the courts of the Commonwealth of Virginia.

9.9 Construction. Executive acknowledges and agrees that Executive had an opportunity to participate in the negotiation of the terms and conditions of this Agreement and to have this Agreement reviewed by counsel. Accordingly, any rule of construction that this Agreement be more strictly construed against the Party drafting it shall not apply.

9.10 Tax Withholding. ManTech shall be entitled to withhold from any payments pursuant to this Agreement all taxes as legally shall be required (including without limitation, federal, state and/or local taxes).

9.11 No Duplication of Benefits. The compensation that the Executive may become entitled to under this Agreement prior to the Expiration Date is in lieu of any similar severance or termination compensation (i.e., compensation based directly on the Executive’s Base Salary or Annual Cash Bonus) to which the Executive may be entitled under any other ManTech severance or termination agreement, plan, program, policy, practice or arrangement (provided, however, that any compensation payable pursuant to the Change in Control Protection Agreement executed simultaneously herewith shall take precedence and shall be in lieu of any compensation otherwise payable under this

EMPLOYMENT AGREEMENT

Lawrence B. Prior, III

Agreement). The Executive’s entitlement to any compensation or benefits of a type not provided in this Agreement will be determined in accordance with the Company’s employee benefit plans and other applicable programs, policies and practices as in effect from time to time.

9.12 Code Section 409A. (a) It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“ Code Section 409A ”) so as not to subject the Executive to payment of any interest or additional tax imposed under Code Section 409A. To the extent that any amount payable under this Agreement would trigger the additional tax, penalty or interest imposed by Code Section 409A, this Agreement shall be modified to avoid such additional tax, penalty or interest yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Executive.

(b) To the extent a payment or benefit is nonqualified deferred compensation subject to Code Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A (applying the default definition thereof) and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Executive is deemed on the date of a separation from service (within the meaning of Code Section 409A, applying the default definition thereof) to be a “specified employee” (within the meaning of that term under Section 409A(a)(2)(B) of the Code and determined using any identification methodology and procedure selected by the Company from time to time, or, if none, the default methodology and procedure specified under Code Section 409A), then with regard to any payment or the provision of any benefit that is “nonqualified deferred compensation” within the meaning of Code Section 409A and which is paid as a result of the Executive’s “separation from service,” such payment or benefit shall not be made or provided prior to the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this clause (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive without interest in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

EMPLOYMENT AGREEMENT

Lawrence B. Prior, III

(d) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Internal Revenue Code solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred

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EMPLOYMENT AGREEMENT

Lawrence B. Prior, III

IN WITNESS WHEREOF, ManTech and Executive have executed and delivered this Agreement as of the date written above.

ManTech International Corporation

Dated: June 3, 2009	/s/ George J. Pedersen
George J. Pedersen
Chairman of the Board & Chief Executive Officer

Lawrence B. Prior, III

Dated: June 3, 2009	/s/ Lawrence B. Prior, III

EMPLOYMENT AGREEMENT

Lawrence B. Prior, III

Schedule 1

Non-Cash Compensation

•	Tax and financial advisory services from a tax and financial advisory service chosen by Executive

•	The lease of or allowance for an executive type of automobile for Executive’s business and personal use